As filed with the Securities and Exchange Commission on June 6, 1997
                                                 Registration No. 333-_________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------
                          BENTLEY PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Florida                                                                             59-1513162
(State or Other Jurisdiction                                                              (I.R.S. Employer
      of Incorporation                                                                     Identification No.)
       or Organization)
                                                                                       Mr. James R. Murphy
                                                                                      Bentley Pharmaceuticals, Inc.
                        One Urban Centre                                                    One Urban Centre
                            Suite 548                                                           Suite 548
                     4830 West Kennedy Blvd.                                             4830 West Kennedy Blvd.
                      Tampa, Florida  33609                                               Tampa, Florida  33609
                         (813) 286-4401                                                      (813) 286-4401
       (Address, Including Zip Code, and Telephone Number               (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)              Including Area Code, of Agent For Service)
                          ----------------------------
                                    Copy to:

                              Mark S. Hirsch, Esq.
                             Jordan A. Horvath, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                          -----------------------------
     Approximate date of commencement of proposed sale to the public:  From time to time after this Registration  Statement becomes  effective,  as determined by market conditions.
     If the only  securities  being  registered  on this form are being  offered pursuant to dividend or interest  reinvestment plans, please check the following box.
     If any of the securities being registered on this form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
     If this Form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list  the  Securities  Act  registration  statement  number  of the  earlier effective registration statement for the same offering. _____________________
     If this Form is a  post-effective  amendment  filed pursuant to rule 462(c)
under the  Securities  Act,  check the following box and list the Securities Act registration  statement number of the earlier effective  registration  statement for the same offering.
     If delivery of the  prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                      Proposed             Proposed
                                                      Maximum               Maximum          Amount Of
     Title of Shares              Amount To       Aggregate Price          Aggregate       Registration
     To Be Registered           Be Registered      Per Share (1)      Offering Price (1)        Fee
------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value    2,103,150 shares       $3.4063           $7,163,854.70        $2,171
per share
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low reported sales prices on the American Stock Exchange on June 3, 1997.

     The Registrant  hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the Securities  Act of 1933 or until this  Registration  Statement  shall become effective on such date as the  Commission,  acting pursuant to Section 8(a), may determine.
--------------------------------------------------------------------------------

                    Subject to Completion, Dated June 6, 1997

                                   PROSPECTUS

--------------------------------------------------------------------------------

                                2,103,150 Shares

                          BENTLEY PHARMACEUTICALS, INC.

                                  Common Stock

--------------------------------------------------------------------------------


            This Prospectus relates to up to 2,103,150 shares (the "Shares") of Common Stock, par value $.02 per share (the "Common Stock"), of Bentley Pharmaceuticals, Inc. (the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") in transactions on the American Stock Exchange, the Pacific Exchange, Inc., in negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of such securities for whom such broker-dealers may act as agent or to whom they may sell as principals, or both (see "Plan of Distribution" and "Selling Stockholders" below). The Company will not receive any of the proceeds from the sale of the Shares (see "Use of Proceeds," "Selling Stockholders" and "Plan of Distribution" below). The Company has agreed to bear all expenses in connection with the registration of the Shares.

            The Company's Common Stock is traded on the American Stock Exchange and the Pacific Exchange, Inc. under the symbol "BNT". The last reported sale price of the Company's Common Stock on the American Stock Exchange on June 3, 1997 was $3.375 per share. The Company's executive offices are located at One Urban Centre, Suite 548, 4830 West Kennedy Boule vard, Tampa, Florida 33609, and its telephone number is (813) 286-4401.

                      ------------------------------------


         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
              PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE
               FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS"
                      LOCATED ON PAGE 6 OF THIS PROSPECTUS.

                      ------------------------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
                   STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                      ------------------------------------


                  The date of this Prospectus is June __, 1997.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which the Company's Common Stock is listed.

            This Prospectus does not contain all the information set forth in the Form S-3 Registration Statement (No.333-_____) (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission. This Registration Statement has been filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) and is publicly available through the Commission's web site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders; the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on July 20, 1990, all as filed pursuant to the 1934 Act, including any amendment or report filed for the purpose of updating such descriptions, are hereby incorporated by reference.

            Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

            The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are expressly incorporated by reference in such documents). Requests should be directed to Bentley Pharmaceuticals, Inc., One Urban Centre, Suite 548, 4830 West Kennedy Boulevard, Tampa, Florida 33609, (813) 286-4401, Attention: Michael
D. Price, Chief Financial Officer.

                               PROSPECTUS SUMMARY


            The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                                    The Offering

Common Stock Offered by Selling Stockholders............     2,103,150 shares

Common Stock Outstanding Prior to the Offering..........     3,378,186 shares

Common Stock to be Outstanding After
  the Offering (1)......................................     5,444,936 shares

American Stock Exchange Symbol of
  the Common Stock......................................     BNT


-------------------
(1) Excludes (i) an aggregate of 14,193,000 shares of Common Stock reserved for issuance upon conversion or exercise of the securities issuable in the Company's 1996 public offering (the "Public Offering") consisting of 2,760,000 shares issuable upon conversion of the debentures issued in the Public Offering (the "Debentures"), 228,000 shares of Common Stock reserved for issuance upon conversion of the Debentures included in the units which were issued in the Public Offering (the "Units") upon exercise of the underwriter warrants (the "Underwriter Warrants") which were issued in the Public Offering, 6,900,000 shares of Common Stock issuable upon the exercise of the Class A Warrants issued in the Public Offering, 3,450,000 shares of Common Stock issuable upon the exercise of the Class B Warrants which may be issued pursuant to the exercise of the Class A Warrants issued in the Public Offering, 570,000 shares of Common Stock issuable upon exercise of the Class A Warrants included in the Units issuable upon the exercise of the Underwriter Warrants and 285,000 shares of Common Stock issuable upon exercise of the Class B Warrants issuable upon the exercise of the Class A Warrants which are included in the Units issuable pursuant to the Underwriter Warrants; (ii) 318,847 shares of Common Stock reserved for issuance upon exercise of outstanding stock purchase warrants which were issued in various transactions not related to the Public Offering; (iii) 57,100 shares of Common Stock reserved for issuance upon exercise of stock options; (iv) 14,960 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock or upon conversion of 9% Convertible Debentures due 2016 into which the Series A Preferred Stock is exchangeable; and (v) 2,183 shares of Common Stock reserved for issuance to current members of the Board of Directors of the Company as compensation.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a substantial degree of risk. Prospective investors should give careful consideration to, among other items, the following factors prior to making an investment decision.

     Certain statements in this Prospectus that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from the historical results or from any results, expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following risks.

Financial Risks

     History of Operating Losses; Accumulated Deficit; Uncertainty of Future Financial Results. As of March 31, 1997, the Company had a cumulative deficit of approximately $67,993,000. The Company has realized significant losses in the past and could have quarterly and annual losses in the future. The Company has not generated any profits from operations. The Company has realized quarter to quarter fluctuations in its results in the past and, although such fluctuations have been minimal in recent quarters, they may be significant in the future. Consequently, the Company may continue to operate at a loss for the foreseeable future and there can be no assurance that the Company's business will operate on a profitable basis.

     Negative Cash Flow From Operating Activities. The Company is experiencing negative cash flow from operations resulting in the need to fund ongoing operations from financing activities. In October 1995 the Company completed two private placements resulting in net proceeds to the Company of approximately $1,590,000, all of which was used for working capital purposes. The Public Offering resulted in proceeds to the Company of approximately $5,700,000. A substantial portion of the proceeds of the Public Offering has been used to repay the debt incurred in the private placements. The future existence and profitability of the Company is dependent upon its ability to obtain additional funds to finance operations and expand operations in an effort to achieve profitability from operations. No assurance can be given that the Company's business will ultimately generate sufficient revenue to fund the Company's operations on a continuing basis.

     Limited Revenues. Although the Company was founded in 1974, it has only generated revenue from product-related sales since August 1991. The Company has used cash from financing activities to fund its operations. The Company has made progress toward commercialization of specific products and has commenced commercialization of others. The Company is now generating revenues from sales of products of its subsidiaries, Laboratorios Belmac, S.A., a pharmaceutical manufacturer located in Spain ("Laboratorios Belmac") and Chimos/LBF, S.A., a company based in France which distributes specialty pharmaceutical products and chemicals in France ("Chimos"). Chimos and Laboratorios Belmac were acquired by the Company in August 1991 and February 1992, respectively. See "Negotiations to Sell Chimos." Substantial amounts of time and financial and other resources will be required to complete the development and clinical testing of the Company's products currently under development. Due to its limited cash resources, the Company has suspended most of its research and development activities pending the selection of strategic partners for development and marketing. There is no assurance that the Company will receive additional funding necessary to continue research and development activities or that it will otherwise succeed in developing any additional products with commercially valuable applications.

     Additional Financing Requirements. The Company believes that its emphasis on product distribution in France and Spain, strategic alliances and product acquisitions together with careful management of its research and development activities and the net proceeds from the Public Offering, should provide sufficient liquidity to enable it to conduct its existing operations into 1998, of which there can be no assurance. However, the Company's pharmaceutical products being developed and which may be developed will require the investment of substantial additional time as well as financial and other resources in order to become commercially successful. Following the development period, the Company's products will generally be required to go through lengthy governmental approval processes, including extensive clinical testing, followed by market development. The Company's operating revenues and cash resources may not be sufficient over the next several years for the commercialization by itself of any of the products currently in development. Consequently, the Company may require additional licensees or partners and/or additional financing. There can be no assurance, however, that the Company can conclude such commercial arrangements or obtain additional capital when needed on acceptable terms, if at all.

     Possible Restriction on Ability to Utilize Net Operating Loss Carry Forwards Resulting from Change in Equity Ownership and Change in Tax Year. At December 31, 1996, the Company has net operating loss (the "NOLs") carryforwards of approximately $38,000,000 available to offset future U.S. taxable income. The Company calculates that its use of the NOLs will be limited to approximately $3,000,000 each year as a result of stock, option and warrant issuances during prior fiscal years which resulted in an ownership change of more than 50% of the Company's outstanding equity. Additionally, approximately $1,800,000 of the NOLs generated in 1995 available to offset future U.S. taxable income will be limited to approximately $300,000 per year over the next six years due to the change in tax year end during 1995. If not offset against future taxable income, the NOL carryforwards will expire in tax years 1997 through 2011. The Company's subsidiaries in France and Spain have NOL carry forwards of approximately $13,300,000 and $2,700,000, respectively. These will expire in various years ending in 2001.

Business Risks

     No Assurance of Successful and Timely Development of New Products. Although the Company has a limited number of products in various stages of development, including pre-clinical testing and clinical trials, the Company has not yet substantially marketed any of these products other than Biolid(R) (the Company's macrolide antibiotic) in France, the marketing of which has since been suspended. During a periodic review of the dossier of Biolid by France's Ministry of Health in 1993 which was completed shortly after the Company had negotiated the sale of its rights to the sachet formulation of Biolid in France, the Ministry required the suspension of marketing of Biolid pending provision by the Company of additional clinical data regarding the mechanisms for the comparatively enhanced absorption of the Biolid sachet. The suspension was unrelated to safety or efficacy issues, but has not been lifted since the Company has not had sufficient resources to conduct the study required. See "Risks Inherent in Pharmaceutical Development; Dependency on Regulatory Approvals" below. There can be no assurance that the Company will be able to develop large scale production of any particular product for clinical trials or eventual commercial production. The marketing of certain of the Company's products could be adversely affected by delays in developing large-scale production processes, developing or acquiring production facilities or obtaining regulatory approval for such processes or facilities.

     Risks Inherent in Pharmaceutical Development; Dependence on Regulatory Approvals. The process of creating, scaling-up, manufacturing and marketing any new human pharmaceutical product is inherently risky. There can be no assurance that any drug under development will be safe and effective. Moreover, pharmaceutical products are subject to significant regulation. Any human pharmaceutical product developed by the Company would require clearance by Spain's Ministry of Health for sales in Spain, France's Ministry of Health for sales in France, the U.S. Food and Drug Administration ("FDA") for sales in the United States and similar agencies in other countries. The process of obtaining these approvals is costly and time-consuming, and there can be no assurance that such approvals will be granted. In general, only a small percentage of new pharmaceutical products achieve commercial success. Such governmental regulation may prevent or substantially delay the marketing of the Company's products and may cause the Company to undertake costly procedures with respect to its research and development and clinical testing operations which may furnish a competitive advantage to more substantially capitalized companies which compete with the Company. In addition, the Company is required, in connection with its activities, to comply with good manufacturing practices (GMPs) and local, state and federal regulations. Non-compliance with these regulations could have a material adverse effect on the Company and/or prevent the commercialization of the Company's products.

     Dependency on Others; Discontinuation of Certain Marketing Activities. The Company relies on outside contractors for manufacturing of the products it distributes in France. Until the distribution agreement between Genzyme Corporation and Chimos expired on March 31, 1996, the Company relied on sales of Ceredase, a drug used in the treatment of Gaucher's Disease and other products by Chimos to Pharmacie Centrale des Hopitaux. Sales to Pharmacie Centrale des Hopitaux accounted for approximately 10%, 23% and 30% of the Company's sales for the years ended December 31, 1996, 1995 and 1994, respectively. Consequently, the Company's sales in France declined significantly beginning in the second quarter of 1996 as a result of the expiration of the distribution agreement. Notwithstanding the relative significance of its sales volume, the Ceredase gross margins as a percentage of sales were minimal, therefore the impact on operating profits was not material. The Company is exploring alternative uses for its working capital that has historically supported the Ceredase distribution arrangement. Chimos, as one of the authorized distributors of Orphan Drugs in France, is occasionally contacted by manufacturers of such products outside of France to act as their distributor. In addition, the Company from time to time supplies Chimos with a list of Orphan Drugs approved by the FDA in the United States and Chimos contacts their manufacturers to seek becoming their distributor in France. See "Negotiations to Sell Chimos."

     Negotiations to Sell Chimos. The Company is currently engaged in negotiations with a subsidiary of a large European conglomerate to sell Chimos. The transaction is expected to be finalized in the second quarter of 1997. As no definitive agreement has been signed, there can be no assurance that such sale will be consummated. Since the expiration of the Ceredase distribution agreement, Chimos has been generating revenues at the rate of approximately $5.5 million per annum. See "Dependency on Others; Discontinuation of Certain Marketing Activities."

     Uncertainty of Pharmaceutical Pricing, Profitability and Related Matters. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, including Spain and France, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and profitability. In addition, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

     Unpredictability of Patent Protection; Proprietary Technology. The Company has filed numerous patent applications and has been granted a number of patents. However, there can be no assurance that its pending applications will be issued as patents or that any of its issued patents will afford adequate protection to the Company or its licensees. Other private and public entities have also filed applications for, or have been issued, patents and are expected to obtain patents and other proprietary rights to technology which may be harmful to the commercialization of the Company's products. The ultimate scope and validity of patents which are now owned by or may be granted to third parties in the future, the extent to which the Company may wish or be required to acquire rights under such patents, and the cost or availability of such rights cannot be determined by the Company at this time. In addition, the Company also relies on unpatented proprietary technology in the development and commercialization of its products. There is no assurance that others may not independently develop the same or similar technology or obtain access to the Company's proprietary technology.

     The Company also relies upon trade secrets, unpatented proprietary know-how and continuing technological innovations to develop its competitive position. All of the Company's employees with access to the Company's proprietary information have entered into confidentiality agreements and have agreed to assign to the Company any inventions relating to the Company's business made by them while in the Company's employ. However, there can be no assurance that others may not acquire or independently develop similar technology or, if patents in all major countries are not issued with respect to the Company's products, that the Company will be able to maintain information pertinent to such research as proprietary technology or trade secrets.

     Rapid Technological Change. The pharmaceutical industry has undergone rapid and significant technological change. The Company expects the technology to continue to develop rapidly, and the Company's success will depend significantly on its ability to maintain a competitive position. The Company has recently shifted its strategic focus so that it does not rely on research and development of pharmaceuticals from concept through marketing. Instead, it seeks to acquire late-stage development compounds that can be marketed within approximately one year and currently-marketed products. Rapid technological development may result in actual and proposed products or processes becoming obsolete before the Company recoups a significant portion of related research and development, acquisition and commercialization costs.

     Competition. The Company is in competition with other pharmaceutical companies, biotechnology firms and chemical companies, many of which have substantially greater financial, marketing and human resources than those of the Company (including, in some cases, substantially greater experience in clinical testing, production and marketing of pharmaceutical products). The Company also experiences competition in the development of its products and processes from individual scientists, hospitals, universities and other research institutions and, in some instances, competes with others in acquiring technology from these sources.

     Uncertainty of Orphan Drug Designation. An Orphan Drug is a product or products used to treat a rare disease or condition, which, as defined under United States law, is a disease or condition that affects populations of less than 200,000 individuals or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated an Orphan Drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product. In Spain, Orphan Drugs are given a preference in the pharmaceutical review process by Spain's Ministry of Health if it can be shown that the product is an important therapeutic agent and there is unequivocal data supporting its efficacy. The Ministry of Health has the authority to require pharmaceutical manufacturers to continue to produce products which are Orphan Drugs regardless of their commercial potential. As required by the Ministry of Health, Laboratorios Belmac currently manufactures and distributes one Orphan Drug, Anacalcit, which is used in the treatment of nephrolithiasis. In France, Orphan Drug status is granted by France's Ministry of Health. Chimos does not currently own in its portfolio any Orphan Drugs, but does act as a distributor for other companies who have Orphan Drug status in France. The Company does not currently market any Orphan Drugs in the United States.

     Attraction and Retention of Key Personnel. The Company believes that it has been able to attract skilled and experienced management and scientific personnel. There can be no assurance, however, that the Company will continue to attract and retain personnel of high caliber. Since 1992, five individuals have served as the Company's chief executive officer. This instability in the Company's management in the past has hampered the Company's growth. While the Company believes that it has assembled an effective management team, the loss of several individuals who are considered key management or scientific personnel of the Company could have an adverse impact on the Company. Although all discoveries and research of each employee made during employment remain the property of the Company, the Company has not entered into noncompetition agreements with its key employees and such employees would therefore be able to leave and compete with the Company.

     Risk of Product Liability. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. The Company maintains product liability insurance in the amount of $5 million. However, there is no assurance that this coverage will be adequate in terms and scope to protect the Company in the event of a product liability claim. In connection with the Company's clinical testing activities, the Company may, in the ordinary course of business, be subject to substantial claims by, and liability to, subjects who participate in its studies.

     Risk of Doing Business Outside the United States. Nearly all of the Company's revenues during 1995 and 1996 have been generated outside the United States, from the Company's subsidiaries in France and Spain. There are risks in operation outside the United States, including, among others, the difficulty of administering businesses abroad, exposure to foreign currency fluctuations and devaluations or restrictions on money supplies, foreign and domestic export law and regulations, taxation, tariffs, import quotas and restrictions and other political and economic events beyond the Company's control. The Company has not experienced any material effects of these risks as of yet, however there can be no assurance that they will not have such an effect in the future.

     Certain Florida Legislation. The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested stockholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested stockholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes the Company to indemnify the Company's directors, officers, employees and agents. The Company has adopted a by-law with such an indemnity.

Market Risks

     Volatility of Share Price. The market price of the Company's shares since its initial public offering in February 1988 has been volatile. In July 1995 the Company effected a one-for-ten reverse stock split. As recently as the first quarter of 1993, the market price of the Company's Common Stock was $63.75 (giving retroactive effect to the reverse stock split). Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, the results of clinical testing, patent or proprietary rights, developments or other matters may have a significant impact on the market price of the Common Stock.

     Authorization of Preferred Stock. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the

Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. There are currently 60,000 shares of Series A Convertible Exchangeable Preferred Stock outstanding.

     Underwriter Warrants and Outstanding Convertible Securities. The Company sold to the Underwriter, for nominal consideration, warrants to purchase up to 570 Units exercisable for a period of four years, commencing one year from the date of sale, at an exercise price of $1,200 per Unit. In addition to warrants issued in the Public Offering, the Company currently has outstanding 2,542,697 options and warrants to purchase Common Stock at exercise prices ranging from $2.50 to $177.50. The holders of the Underwriter Warrants and of the warrants and options are likely to exercise or convert them at a time when the Company would be able to obtain additional equity capital on terms more favorable than those provided by such warrants, options and Underwriter Warrants. The Underwriter Warrants and certain other warrants and options also grant to the holders certain demand registration rights and "piggy back" registration rights. These obligations may hi nder the Company's ability to obtain future financing.

     Lack of Dividends; Inability to Fund Dividend Payments. The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The holders of the Company's outstanding Series A Preferred Stock have been entitled to receive cumulative dividends, payable annually on October 15, since 1992, out of funds legally available therefor at the rate of $2.25 per year on each share of Series A Preferred Stock. As of December 31, 1996 and 1995, 230,000 out of the 290,000 Series A Preferred Stock had been converted into 51,200 shares of Common Stock and all 340,000 shares of the Series B Preferred Stock had been converted into 56,100 shares of Common Stock. The Company exercised its right to adjust the conversion rate of the Series A Preferred Stock in lieu of paying annual dividend payments due commencing October 15, 1992. The conversion rate was adjusted by the Company from an initial conversion rate of approximately .21739 shares of Common Stock for each share of Series A Preferred Stock to a conversion rate of .3088. The Company also adjusted the conversion rate for the Series B Preferred Stock from an initial conversion rate of .15625 shares of Common Stock for each share of Series B Preferred Stock to a conversion rate of
 .1703. The arrearages on the payment of dividends have the effect of limiting the payment of cash dividends to holders of Common Stock and giving the Series A Preferred Stockholders, as a class, the right to designate two directors. As of the date hereof, the holders of the Series A Preferred Stock have not exercised their right to elect such directors. There can be no assurance that cash flow from the future operations of the Company will be sufficient to meet these obligations. Under the terms of the Indenture, the Company is restricted from paying cash dividends on its capital stock.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Selling Stockholders' Shares.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The Company has issued or may issue an aggregate of 2,103,150 shares of Common Stock to the Selling Stockholders that are being offered pursuant to this Prospectus. The Selling Stockholders have advised the Company that sales of the shares of Common Stock may be effected from time to time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) on the American Stock Exchange, the Pacific Exchange, Inc., on the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders, their pledgees and/or their donees, may effect such transactions by selling Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commission from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company has agreed to bear all expenses in connection with the registration of the Shares.

     The Selling Stockholders, their pledgees and/or their donees, and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders, their pledgees and/or their donees, may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Stockholders' Shares for resale to the public. Beneficial ownership of the Selling Stockholders' Shares by such Selling Stockholders after the offering will depend on the number of Selling Stockholders' Shares sold by each Selling Stockholder.



                                                                                            Beneficial
                                               Beneficial                                   Ownership
                                               Ownership                                  After Offering if
                                           Prior to Offering            Maximum           Maximum is Sold
                                           -----------------            Amount to         ---------------
Selling Stockholder                          Amount        Percent      be Sold       Amount       Percent
-------------------                          ------        -------      -------       ------       -------

James R. Murphy (1)                          661,787        16.52       653,000       8,787          *
Robert M. Stote (2)                          591,800        15.02       572,500      19,300          *
Michael D. Price (3)                         434,803        11.49       432,500       2,303          *
Walter Light (4)                             550,594        14.89       350,000     200,594         5.42
Plexus Ventures, Inc. (5)                     30,000          *          30,000           0          0
Ranald Stewart, Jr. (6)                       40,400         1.19        40,000         400          *
Jeffery Harris (7)                             6,400          *           6,400           0          0
Ronald Trahan Associates, Inc. (8)            18,750          *          18,750           0          0
----------------------
* Less than one percent


(1) Mr. Murphy's shares include 653,000 shares of Common Stock which Mr. Murphy has the right to acquire pursuant to stock options; 3,000 shares of Common Stock which Mr. Murphy has the right to acquire pursuant to stock purchase warrants; and 1,200 shares of Common Stock which Mr. Murphy has the right to acquire upon the conversion of 12% Convertible Debentures. Mr. Murphy is the Chairman of the Board, President and Chief Executive Officer and a Director of the Company.

(2) Dr. Stote's shares include 572,500 shares of Common Stock which Dr. Stote has the right to acquire pursuant to stock options; 15,000 shares of Common Stock which Dr. Stote has the right to acquire pursuant to stock purchase warrants; and 4,000 shares of Common Stock which Dr. Stote has the right to acquire upon the conversion of 12% Convertible Debentures. Dr. Stote is the Senior Vice President, Chief Science Officer and a Director of the Company.

(3) Mr. Price's shares include 432,500 shares of Common Stock which Mr. Price has the right to acquire pursuant to stock options; 1,500 shares of Common Stock which Mr. Price has the right to acquire pursuant to stock purchase warrants; and 400 shares of Common Stock which Mr. Price has the right to acquire upon the conversion of 12% Convertible Debentures. Mr. Price is the Vice President, Chief Financial Officer, Secretary, Treasurer and a Director of the Company.

(4) Mr. Light's shares include 350,000 shares of Common Stock which Mr. Light has the right to acquire pursuant to stock purchase warrants.

(5) The shares of Plexus Ventures, Inc. represent shares earned by Plexus Ventures, Inc. as compensation for consulting services rendered to the Company.

(6) Mr. Stewart's shares include 40,000 shares of Common Stock which Mr. Stewart has the right to acquire pursuant to stock options. Mr. Stewart was a former Officer and Director of the Company.

(7) Mr. Harris' shares represent shares of Common Stock which Mr. Harris received from Mr. Stewart in partial settlement of a judgment against Mr. Stewart.

(8) The shares of Ronald Trahan Associates, Inc. represent shares of Common Stock which Ronald Trahan Associates, Inc. has the right to acquire pursuant to stock purchase warrants earned as compensation for consulting services rendered to the Company.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 35,000,000 shares of Common Stock, par value $.02 per share. The holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors, and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders, after the payment of all debts and other liabilities and any payments due to holders of shares of Preferred Stock.

     No holder of Common Stock has a preemptive or preferential right to purchase or subscribe for any unissued or additional authorized stock or any securities of the Company convertible into shares of its Common Stock.

     The Common Stock does not have cumulative voting rights which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect 100% of the directors of the Company if they choose to do so. The By-Laws of the Company require that a majority of the issued and outstanding shares of the Company be represented to constitute a quorum and transact business at a stockholders' meeting.

     In accordance with the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors of the Company is divided into three classes, with the classes as nearly equal in number as possible. The term of each class of directors is three years, with the term of one class expiring each year in rotation. The consent of the holders of 66 2/3% of all outstanding shares is required to fill a vacancy on the Board of Directors created by death or resignation or to remove a director, and then only for cause. These provisions are designed to provide continuity of directors. In addition, a vote of 66 2/3% of all outstanding shares is required to approve a merger, a sale of substantially all of the Company's assets and similar transactions, or to amend any provision of the Amended and Restated Articles of Incorporation relating to officers and directors.

Transfer Agent, Registrar and Warrant Agent

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

     Parker Chapin Flattau & Klimpl, LLP, New York, New York, is acting as counsel to the Company and is passing on the validity of the shares of Common Stock offered hereby.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

--------------------------------------------           ---------------------
No dealer,  salesperson  or any other person              2,103,150 Shares
has been  authorized to give any information
or to make any  representation not contained                  BENTLEY
in this  Prospectus  and,  if given or made,           PHARMACEUTICALS, INC.
such information or representation  must not
be relied upon as having been  authorized by                Common Stock
the company,  by the Selling  Stockholder or
by any other person.  This  Prospectus  does
not   constitute  an  offer  to  sell  or  a
solicitation   of  an   offer   to  buy  the
securities  offered  hereby to any person or
by anyone in any  jurisdiction in which such
offer or  solicitation  may not  lawfully be
made.   Neither   the   delivery   of   this
Prospectus   nor  any  sale  made  hereunder
shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



          -----------------
          TABLE OF CONTENTS

                                        Page                 ----------
                                        ----                 PROSPECTUS
                                                             ----------
Available Information......................3
Incorporation of Certain Documents
     by Reference..........................3
Prospectus Summary.........................5
Risk Factors...............................6
Use of Proceeds...........................13
Selling Stockholders and Plan of
     Distribution.........................13
Description of Securities.................15
Legal Matters.............................16
Experts...................................16
                                                            June __, 1997
--------------------------------------------           ---------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          --------------------------------------------

     It is estimated that the following expenses will be incurred in connection with the proposed offering filed hereby. All of such expenses will be borne by the Company.

Registration fee - Securities
               and Exchange Commission..............         $ 2,171.00
Legal fees and expenses  ...........................           7,500.00
Accounting fees and expenses........................           2,500.00
Printing expenses...................................             100.00
Miscellaneous.......................................             229.00

               Total................................         $12,500.00
                                                            ===========


Item 15.  Indemnification of Directors and Officers.
          ------------------------------------------

     Section 607.0850 of the Florida 1989 Business Corporation Act is set forth below:

ss.607.0850 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS. (1) A corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the pro ceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

          (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c) By independent legal counsel:

               1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

               2. If a quorum of the directors  cannot be obtained for paragraph
(a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

     (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

     (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

     (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judg ment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

          (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

          (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

          (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

          (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

     (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

     (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the stockholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

          (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

          (b)  The  director,   officer,  employee,  or  agent  is  entitled  to
indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

          (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

     (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (11) For purposes of this section:

          (a) The term "other enterprises" includes employee benefit plans;

          (b) The term "expenses" includes counsel fees, including those for appeal;

          (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

          (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

          (e) The term "agent" includes a volunteer;

          (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

          (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

     (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                                    * * * * *

     Article  IV  of  the  Company's   By-laws   contains   provisions  for  the
indemnification of officers, directors, employees and agents to the fullest extent permitted by Section 607.0850.

     There is in effect a directors and officers liability insurance policy with Lexington Insurance Company. The policy insures the directors and officers of the Company against loss arising from certain claim or claims made against such directors or officers by reason of certain wrongful acts. The policy provides combined limit of liability of $2,000,000 per policy year for both directors' and officers' liability coverage at an annual premium of $117,600.

Item 16.                Exhibits.
                        ---------

Exhibit
Number                              Description
------                              -----------

3.1 Articles of Incorporation of the Registrant, as amended and restated. (Reference is made to Exhibit 3.1 to the Registrant's Amendment No. 1 on Form S-3 to Form S-1 Registration Statement, Commission File No. 33-65125, which exhibit is incorporated herein by reference.)

3.2 By-Laws of the Registrant, as amended and restated. (Reference is made to Exhibit 3.2 to the Registrant's Form 10-K for the period ended June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

3.3 Amendment to By-Laws of the Registrant. (Reference is made to Exhibit 3.2(a) to the Company's Amendment No. 1 on Form S-3 to Form S-1 Registration Statement, Commission File No. 33-35941, which exhibit is incorporated herein by reference.)

4.1 Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.6 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.2 Amendment to Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.17 to the Registrant's Form 10-K for the Transition Period Ended December 31, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.3 Amendment to Registrant's 1991 Stock Option Plan as approved by the stockholders on June 9, 1994. (Reference is made to Exhibit 4.16 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.4 Form of Non-qualified Stock Option Agreement under the Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.25 to the Registrant's Form 10-K dated June 30, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.5(1) Form of Nonqualified Performance Vesting Stock Option Contract between the Registrant and certain Executive Officers.

4.6(1) Form of Warrant Agreement between the Registrant and Walter Light dated August 27, 1996.

4.7(1) Consulting Agreement between the Registrant and Plexus Ventures, Inc. dated October 15, 1996.

4.8(1) Warrant Agreement between the Registrant and Ranald Stewart, Jr. dated June 9, 1995.

4.9(1)    Consulting   Agreement   between  the  Registrant  and  Ronald  Trahan
          Associates, Inc. dated May 13, 1996.

5.1(1)    Opinion of Parker Chapin Flattau & Klimpl, LLP.

23.1(1)   Consent of Deloitte & Touche LLP.

23.2(1)   Consent of Parker  Chapin  Flattau & Klimpl,  LLP (included in Exhibit
          5.1 hereto).

24.1(1)   Power of Attorney (see page II-8 of this Registration Statement).

--------------------
(1)     Filed herewith.

Item 17.  Undertakings.
          -------------

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 30th day of May, 1997.

                                  Bentley Pharmaceuticals, Inc.


                                  By  /s/ James R. Murphy
                                      -------------------
                                          James R. Murphy
                                          Chairman of the Board, President and
                                          Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James R. Murphy, Robert M. Stote and Michael D. Price and each of them with power of substitution, as his or her attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-facts or their substitutes may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

   Signature                  Title                                 Date
   ---------                  -----                                 ----


/s/ James R. Murphy      Chairman of the Board,                  May 30, 1997
-------------------      President, Chief Executive
James R. Murphy          Officer and Director


/s/ Robert M. Stote      Senior Vice-President, Chief            May 30, 1997
-------------------      Science Officer and Director
Robert M. Stote

/s/ Michael D. Price     Vice-President, Chief                   May 30, 1997
--------------------     Financial Officer, Secretary,
Michael D. Price         Treasurer and Director
                         (principal financial and
                         accounting officer)


/s/ Randolph W. Arnegger Director                                May 30, 1997
------------------------
Randolph W. Arnegger


/s/ Charles L. Bolling   Director                                May 30, 1997
----------------------
Charles L. Bolling


/s/ Doris E. Wardell     Director                                May 30, 1997
--------------------
Doris E. Wardell

Exhibit
Number                      Description
------                      -----------

3.1 Articles of Incorporation of the Registrant, as amended and restated. (Reference is made to Exhibit 3.1 to the Registrant's
            Amendment No. 1 on Form S-3 to Form S-1 Registration Statement, Commission File No. 33-65125, which exhibit is incorporated herein by reference.)

3.2 By-Laws of the Registrant, as amended and restated. (Reference is made to Exhibit 3.2 to the Registrant's Form 10-K for the period ended June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

3.3 Amendment to By-Laws of the Registrant. (Reference is made to Exhibit 3.2(a) to the Company's Amendment No. 1 on Form S-3 to Form S-1 Registration Statement, Commission File No. 33-35941, which exhibit is incorporated herein by reference.)

4.1         Registrant's  1991 Stock Option Plan.  (Reference is made to Exhibit
            4.6 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.2 Amendment to Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.17 to the Registrant's Form 10-K for the Transition Period Ended December 31, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.3 Amendment to Registrant's 1991 Stock Option Plan as approved by the stockholders on June 9, 1994. (Reference is made to Exhibit 4.16 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.4 Form of Non-qualified Stock Option Agreement under the Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.25 to the Registrant's Form 10-K dated June 30, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.5(1) Form of Nonqualified Performance Vesting Stock Option Contract between the Registrant and certain Executive Officers.

4.6(1) Form of Warrant Agreement between the Registrant and Walter Light dated August 27, 1996.

4.7(1) Consulting Agreement between the Registrant and Plexus Ventures, Inc. dated October 23, 1996.

4.8(1) Warrant Agreement between the Registrant and Ranald Stewart, Jr. dated June 9, 1995.

4.9(1) Consulting Agreement between the Registrant and Ronald Trahan Associates, Inc. dated May 13, 1996.

5.1(1)      Opinion of Parker Chapin Flattau & Klimpl, LLP.

23.1(1)     Consent of Deloitte & Touche LLP.

23.2(1)     Consent of Parker Chapin Flattau & Klimpl,  LLP (included in Exhibit
            5.1 hereto).

24.1(1)     Power of Attorney  (see page II-8 of this  Registration  Statement).

--------------------
(1) Filed herewith.